Exhibit 18

August 13, 2003

To the Board of Directors of

ON Semiconductor Corporation

We are providing this letter to you for inclusion as an exhibit to ON Semiconductor Corporation’s (the “Company”) Quarterly Report on Form 10-Q for the period ended July 4, 2003 (the “Form 10-Q”) pursuant to Item 601 of Regulation S-K.

As described in Note 3 to the consolidated financial information included in the Form 10-Q, the Company changed its method of accounting for unrecognized actuarial gains or losses relating to its defined benefit pension obligations (the “actuarial gains or losses”). The Company previously amortized net unrecognized actuarial gains or losses to expense over the average remaining service lives of active plan participants, to the extent such net actuarial gains or losses exceeded the greater of 10% of the related projected benefit obligation or plan assets. Effective January 1, 2003, the Company will no longer defer actuarial gains or losses but will recognize such actuarial gains or losses during the fourth quarter of each year which is the period the Company’s annual pension plan actuarial valuations are prepared.

It should be understood that the preferability of one acceptable method of accounting over another for actuarial gains or losses has not been addressed in any authoritative accounting literature, and in expressing our concurrence below, we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2002. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP